Exhibit 107

Calculation of Filing Fee Tables
Form S-4
(Form Type)

Issuer:

LKQ Corporation

Guarantors:

A&A Auto Parts Stores, Inc.
American Recycling International, Inc.
Assured Quality Testing Services, LLC
Automotive Calibration & Technology Services, LLC
DriverFx.com, Inc.
Global Powertrain Systems, LLC
KAIR IL, LLC
KAO Logistics, Inc.
KAO Warehouse, Inc.
Keystone Automotive Industries, Inc.
Keystone Automotive Operations, Inc.
Keystone Automotive Operations of Canada, Inc.
KPGW Canadian Holdco, LLC
LKQ Auto Parts of Central California, Inc.
LKQ Best Automotive Corp.
LKQ Central, Inc.
LKQ Foster Auto Parts, Inc.
LKQ Investments, Inc.
LKQ Lakenor Auto & Truck Salvage, Inc.
LKQ Midwest, Inc.
LKQ Northeast, Inc.
LKQ Pick Your Part Central, LLC
LKQ Pick Your Part Midwest, LLC
LKQ Pick Your Part Southeast, LLC
LKQ Southeast, Inc.
LKQ Taiwan Holding Company
LKQ Trading Company
North American ATK Corporation
Pick-Your-Part Auto Wrecking
Potomac German Auto, Inc.
Redding Auto Center, Inc.
Warn Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Debt	5.750% Senior Notes due 2028	Rule 457(f)	$800,000,000	100%	$800,000,000	$110.20 per $1,000,000	$88,160
Debt	6.250% Senior Notes due 2028	Rule 457(f)	$600,000,000	100%	$600,000,000	$110.20 per $1,000,000	$66,120
Debt	Guarantees of 5.750% Senior Notes due 2028	Rule 457(n)	—	—	—	—	— (2)
Debt	Guarantees of 6.250% Senior Notes due 2033	Rule 457(n)	—	—	—	—	— (2)
Total Offering Amounts					$1,400,000,000		$154,280
Total Fee Offsets							$0.00
Net Fee Due							$154,280

(1)	Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended (“Securities Act”).

(2)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is payable with respect to the guarantees.